Exhibit 10.26

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (hereafter “Agreement”) is entered into as of this 24th day of November, 2003, between Sidney Landman (“Landman”), and Ocular Sciences, Inc., USA (the “Company” or “OSI”), effective eight days after Landman’s signature (the “Effective Date”), as provided in Paragraph 24, below.

WHEREAS, Landman was employed as the Chief Financial Officer of the Company, pursuant to an Employment Agreement entered into as of November 30, 2000 (the “Employment Agreement”);

WHEREAS, Landman’s employment with the Company was concluded on July 6, 2003 (the “Resignation Date”);

WHEREAS, Landman has asserted various claims against the Company arising out of his employment and the conclusion thereof;

WHEREAS, the Parties mutually desire to amicably resolve and settle these claims;

WHEREAS, the Company is willing to provide Landman the consideration set forth below in exchange for a release of claims by Landman and the other terms set forth in this Agreement;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Landman and the Company hereby agree as follows:

1.             Conclusion of Employment.  Landman hereby confirms his resignation from all positions that Landman held as an officer and employee of the Company, and any of its subsidiaries, affiliates or related companies, effective July 6, 2003.

2.             Payment of Accrued Wages.  Landman hereby acknowledges that on the Resignation Date he was paid all accrued wages, including accrued vacation, less applicable withholding, due and owing him.

3.             Company’s Consideration.  As full, sufficient and complete consideration for Landman’s promises and releases contained herein, the Company provides the following:

a.             Cash Payment.  On January 5, 2004 the Company will pay Landman two hundred and one thousand two hundred fifty ($201,250) dollars, less applicable payroll and tax withholdings, by check made payable to “Sidney Landman.”

b.             Relocation Expenses.  On January 5, 2004, the Company will pay Landman seventy five thousand ($75,000) dollars for anticipated moving/relocation expenses, less applicable payroll and tax withholdings, by check made payable to “Sidney Landman.”

c.             Outplacement Assistance.  The Company will continue to pay Landman’s outplacement fees to Torcheana, Mastrov and Shapiro until May 15, 2004, or until he obtains other employment, whichever occurs earlier.

d.             Repayment of Loan Made to Landman.  Landman entered into a secured, non-interest bearing Promissory Note (the “Note”) in favor of the Company in the amount of $300,000 (three hundred thousand dollars) as of May 3, 2001. So long as Landman is in compliance with this Agreement, the Company will forgive two hundred forty thousand ($240,000) dollars of this loan amount on January 5, 2004, leaving a balance due of sixty thousand ($60,000) dollars. The balance due of sixty thousand ($60,000) dollars shall be paid by Landman to OSI in full no later than December 29, 2003, pursuant to the terms of the Note. Upon payment of this balance in full, the Company shall furnish the Note marked “cancelled” along with the deed of reconveyance suitable for recording by Landman. The loan cancellation will be reported to the IRS via Form 1099.

e.             Health Benefit Payment.  On January 5, 2004, the Company will pay Landman Two Thousand Five Hundred Dollars ($2,500) as a health benefit payment, less applicable payroll and tax withholdings, by check payable to “Sid Landman”.

f.              Taxes.  To the extent any taxes may be payable by Landman for the benefits provided to him by this Agreement beyond those withheld by the Company, Landman agrees to pay them himself and to indemnify and hold the Company and the other persons and entities released herein harmless for any tax assessments, claims, interest or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required tax payments.

4.             Acknowledgment of Additional Consideration.  Landman acknowledges that with the payments and undertakings set forth in Paragraph 3 above, Company will fully discharge and satisfy all obligations for monies, compensation, benefits, and/or stock due him by reason of his employment with Company and all obligations under his Employment Agreement.  Further, these payments and undertakings will also provide Landman with additional monies and benefits which are not otherwise due him now, or in the future, and therefore, said payments constitute valuable consideration for Landman’s release of claims and other promises set forth herein.

5.             General Release of Claims by Landman.

a.             Landman, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which Landman is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which

Landman has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof (other than Company’s obligations to perform the terms of this Agreement), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Landman’s employment by the Company or the conclusion thereof, and any and all claims arising under federal, state, or local laws or constitutional provisions relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court of administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and all other statutes, ordinances, and regulations applicable to the employment relationship.

b.             This release is not intended to nullify or forfeit any of Landman’s entitlements or rights, if any, as to his 401(k) plan or unemployment insurance as a terminated employee.  Further, Landman’s rights under his Indemnification Agreement with the Company, entered into August 30, 2001, remain in effect and are not waived by this Settlement Agreement.

c.             In accordance with the Older Workers Benefit Protection Act of 1990, Landman acknowledges that he is aware of the following:

(i)                                    He has a right to consult with an attorney before accepting this offer;

(ii)                                He has 21 days from the date this offer is received to consider this offer; and

(iii)                            He has seven days after accepting this offer to revoke his acceptance, and his acceptance will not be effective until that revocation period has expired.

6.             Company Release.  The Company hereby completely releases and forever discharges Landman and his heirs and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, existing at any time up to the effective date of this Agreement, which the Company may now have, or has ever had, against and arising from or in any way connected with Landman’s employment with the Company, any actions during his employment, and the conclusion thereof, including, but not limited to, any and all claims which are in any way related to the subject matter of this Agreement (other than Landman’s obligations to perform the terms hereof).  This release covers all statutory, common law, constitutional and other claims, including, but not limited to, all contract claims (express or implied); any tort claim of any nature; any claims under federal, state, county or municipal statute or ordinance; any claim for attorneys’ fees, costs or expenses or interest on any sums allegedly due; any claims under the California Constitution; any other laws or regulations which relate to Landman’s employment or to the relationship between the parties.

7.             Mutual Waiver Of Unknown Future Claims.  The Parties have read or been advised of section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties understand that section 1542 gives them the right not to release existing claims of which they are not now aware, unless they voluntarily choose to waive this right. Having been so apprised, they nevertheless hereby voluntarily elect to and do waive the rights described in section 1542, and elect to assume all risks for claims that now exist in their favor, known or unknown.

8.             Mutual Nonadmission.  It is understood and agreed that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be construed as an admission of liability or wrongdoing of any kind by Landman or the Company.

9.             Mutual Confidentiality Agreement.  The parties agree that, upon execution of this Agreement, the existence of and the terms and conditions of this Agreement will be held strictly confidential.

a.                                       The parties shall not disclose, discuss, or reveal the existence of or the terms of this Agreement, to any person, entity, or organization, except:

1.                                       all parties may disclose to their legal counsel, financial advisors, insurance representatives, taxing authorities, and any other entity for which reporting of income or expenses under this Agreement is required;

2.                                       the Company may disclose to its corporate officers, directors, investors and employees as business needs dictate;

3.                                       the Company may disclose to the Securities and Exchange Commission as required by law;

4.                                       Landman may disclose to his immediate family members; and, if necessary, to his outplacement professionals providing. business coaching assistance.

5.                                       all parties may disclose as necessary to protect their rights under this Agreement; and

6.                                       all parties may disclose as required by subpoena, court order, or other applicable law, after first giving immediate notice to the opposing party or its counsel, as applicable, within three (3) days of receipt so as to enable that party to keep the terms and conditions of this Agreement confidential.

b.                                      If any party discloses the terms or conditions of this Agreement to a third party under any of the circumstances permitted in paragraph a. above, the party making the disclosure shall specifically advise the recipient of the confidentiality provision herein and shall expressly condition this disclosure upon the recipient’s agreement to maintain the confidentiality of this Agreement to the fullest extent practicable, except this condition will not apply where disclosure is required by law.

c.                                       If a party is asked about this Agreement or about the disputed claim which is the subject of this Agreement, no comment shall be made other than “the matter has been amicably resolved.”

d.                                      If any party violates any of the promises of confidentiality contained herein, any other party, in addition to other rights and remedies available under this Agreement, shall be entitled to immediate injunctive relief, restraining the breaching party from committing or continuing any violation of these provisions, as well as a court action for monetary damages, and any other remedies available in law or equity.

10.           Mutual Covenant Not to Sue.

a.             To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will any of the parties hereto pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which any party may now have, has ever had, or may in the future have against any other part, which is based on whole or in part on any matter covered by this Agreement.

b.             If either party breaches the provisions of this paragraph and makes a claim or files a lawsuit based on legal claims that are released in this Agreement, the breaching party will pay for all costs incurred by the other party, including reasonable attorneys’ fees, in defending against such claim.

c.             Nothing in this paragraph shall preclude either party from seeking to enforce the terms of this Agreement.

11.           Mutual Nondisparagement.  Landman agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees, products or business. The Company agrees that neither its Board members nor its officers shall disparage or otherwise communicate negative statements or opinions about Landman.

12.           Confidential Information; Return of Company Property.

a.             Landman hereby expressly confirms his continuing obligations to the Company pursuant to the Confidential Information and Invention Assignment Agreement executed by Landman on November 27, 2000 (the “Confidentiality Agreement”).

b.             Landman shall immediately deliver to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents containing Confidential Information (as defined in the Confidentiality Agreement) about the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets.

c.             Landman shall immediately return to the Company all equipment of the Company in his possession or control, except his cell phone and laptop, which Landman may retain exclusively for his own use.

13.           Waiver of Right to Reemployment.  Landman agrees that he will not be entitled to any further employment with the Company.  He therefore waives any claim now or in the future to other employment or reemployment with OSI, or any of its related entities, and agrees that he will not apply for nor accept employment with OSI or any of its related entities in the future.

14.           In the Event of a Claimed Breach.

a.             All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Contra Costa County, California, in accordance with the Employment Dispute Resolution Rules of the Judicial Arbitration and Mediation Service (JAMS).  The arbitration shall be commenced by filing a demand for arbitration with JAMS within fourteen (14) days after the filing party has given notice of such breach to the other party.  Unless otherwise provided by law, the arbitrator shall award attorneys’ fees and costs to the prevailing party.

b.             Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered by the parties if either party fails to comply with any of the obligations under Paragraphs 9 and 11 hereof, and that in the event of any such failure, the injured party will be irreparably damaged and will not have an adequate remedy at law.  The non-breaching party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraphs 9 and 11 of this Agreement, the breaching party shall not raise the defense that there is an adequate remedy at law.

15.           Complete and Voluntary Agreement.  Except for the 2000 Confidential Information Agreement, Landman’s Employment Agreement and Promissory Note, and the Indemnification Agreement of August 30, 2001, this Agreement constitutes the entire understanding of the parties on the subjects covered.  Landman expressly warrants that he has read and fully understands this Agreement; that he is not executing this Release in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Release voluntarily, free of any duress or coercion.

16.           Agreement Not to be Construed Against Drafter.  This Agreement shall not be construed in favor of or against either of the parties hereto, regardless of which party initially drafted it.  This Agreement has been reviewed and revised by both parties, each having the opportunity to consult with their respective counsel, and the terms and conditions hereof were determined through arms-length negotiations by the parties.

17.           Headings Not to be Relied Upon in Construing This Agreement.  The paragraph headings used in this Agreement are for convenience of reference only, and they shall not be relied upon in construing or interpreting this Agreement.

18.           Modification.  No modification, amendment or waiver of any provision of this Agreement will be effective unless in writing signed by Landman and an authorized representative of the Company.

19.           Revocation Period.  Landman understands that he has twenty one (21) days in which to consider whether he should sign this Agreement, and that if he signs this Agreement, he will be given seven (7) days following the date he signs this Agreement to revoke it, and that this Agreement will not be effective until after this seven-day period has lapsed.

20.           Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

21.           Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

a.                                       If to the Company:
Ocular Sciences, Inc., USA
1855 Gateway Boulevard, 7th Floor
Concord, CA 94520-3400
Attn: CEO [or Vice President of Human Resources]
Phone: 1-925-969-7000
Fax: 1-925-969-7123

b.                                      If to Landman:
Sidney Landman
1106 Peacock Creek Drive
Clayton, CA 94521

22.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

23.           Savings Clause.  Should any provision of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions herein.

24.           Effective Date.  This Agreement shall become effective on the eighth (8th) day following the date it is signed by Landman, provided it has been signed by the Company.

Dated:	1 December, 2003	/s/ Greg Zimmerman
for Ocular Sciences, Inc.

Dated:	11/24/03	/s/ S.B. Landman
Sidney Landman

APPROVED AS TO FORM

FRANKEL & GOLDWARE

Dated:	11/24/03	/s/ Richard Frankel
Richard Frankel, Esq.

FENWICK & WEST LLP

Dated:	11/25/03	/s/ Richard Frankel
Victor Schacter, Esq.